EXHIBIT 14.0

FTI CONSULTING, INC.

POLICY ON ETHICS AND BUSINESS CONDUCT

Amended and Restated Effective as of May 19, 2004

Statement of General Policy

This Policy on Ethics and Business Conduct (“Policy”) shall guide and govern the directors, officers and employees of FTI Consulting, Inc. (the “Company”), including, without limitation, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, in the performance of their duties, and should be read in conjunction with the Company’s other policies on corporate conduct.

The statements contained herein regarding “Conflicts of Interest” and “Insider Trading and Insider Information” are summaries of more detailed policies on these subjects, which are given to employees and directors, are in an employee handbook and posted on the Company’s website, which are incorporated by reference herein. The reference to “Disclosure Controls” is a summary of a policy adopted by the Company and posted on the Company’s website. All policies have been approved by the Company’s Board of Directors.

The basic principle which governs the Company’s officers, directors and employees is that the Company’s business should be carried on with fidelity to the interest of it stockholders, customers, suppliers, co-workers, strategic partners and other business associates. No one covered by this Policy shall: (a) employ any device, scheme or artifice to defraud the Company or another party, or (b) engage in any act, practice or course of conduct that operates or would operate as fraud or deceit upon the Company or another party.

The Company is committed to the highest standard of business conduct, conducts business in accordance with the spirit and letter of applicable laws and regulations and in accordance with ethical business practices. This Policy applies to Insiders (as defined below) and their Family Members (as defined below), who are also responsible for complying with the laws and regulations applicable to the Company, and stands as a statement of the fundamental principles that govern the conduct of the Company’s business.

1.	Definitions of Terms

(a)	Authorized Officers means the Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer and Executive Vice President and Chief Financial Officer.

(b)	Business Associates are suppliers of services and materials, customers, consultants, advisors, lessors of space or goods, tenants, licensors, licensees or partners of the Company.

(c)	Company includes FTI Consulting, Inc. and each of its subsidiaries and affiliated business entities and includes by reference officers, directors and employees.

(d)	Compliance Officer shall mean the Chief Financial Officer (“CFO”) of the Company or other employee designated by the Board and charged with monitoring the business practices and activities of the officers, directors, senior management and their families in regard to Insider activity and prohibited and unacceptable business activities.

(e)	Family Members include the spouse, life partner, children and any other relatives (by blood or marriage) of an Insider or spouse or life partner residing in the same household as such Insider, and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by the Insider or by any Family Member of that Insider.

(f)	Insider means any officer, director or employee of the Company.

(g)	Material Inside Information is Non-public Information as to which (1) there is a substantial likelihood that a reasonable investor would find the information important in determining whether to trade in a security, or (2) if made public, would likely affect the market price of a company’s securities. Inside information typically includes, but is not limited to, knowledge of pending business transactions, corporate financial activity, mergers or acquisitions, unannounced earnings, financial results and other significant developments.

(h)	Non-public Information means information that has not been publicly disclosed with adequate time passing for the securities markets to absorb the information. A delay of two (2) business days is usually considered a sufficient period for routine information to be absorbed by the market. A longer period may be necessary for particularly significant or complex matters.

2.	Insider Transactions

The Company and its employees are encouraged to do business with Business Associates in the normal course of their affairs, however,

FTI CONSULTING	Page 2

(a)	Insiders and their Family Members must not profit, directly or indirectly, through their position, to the detriment or at the expense of the Company or any Business Associate, nor shall Insiders take personal advantage of any corporate opportunity for profit, learned about in his or her position with the Company to the detriment or at the expense of the Company.

(b)	Except in the ordinary course, an Insider or Family Member should not: (i) sell or purchase any goods or services, or (ii) borrow money or other property from a Business Associate, unless that Business Associate is regularly engaged in such business and the sale of goods or loan and its terms are in the ordinary course of the Business Associate’s business.

(c)	Insiders shall not make any payment or take any action with a government official, agent or representative of the United States, a state or jurisdiction in the United States or a foreign country in regard to a matter involving the Company, without the prior consent of the Compliance Officer, nor make any payment or take any action in violation of the U.S. Foreign Corrupt Practices Act.

(d)	Insiders shall comply with terms of the Company’s “Policy on Inside Information and Insider Trading.”

3.	Non-Disclosure of Information

(a)	No Insider or Family Member shall discuss or inform others about an actual or contemplated business transaction by a Business Associate or the Company, except in the performance of employment duties or in an official capacity, and then only for the benefit of the Business Associate or the Company, and not for personal gain.

(b)	No Insider or Family Member shall give information to a third party about a proposed or pending business transaction of the Company or its Business Associates, unless expressly authorized to do so by the Compliance Officer.

(c)	No one other than the Company’s Authorized Officers may discuss the Company or its Business Associates with any member of the press or media, except with the prior authorization of an Authorized Officer. Insiders and Family Members shall refer all press inquiries to an Authorized Officer.

4.	Preferential Treatment and Gifts

No Insider shall seek or accept for himself or Family Members any favors, preferential treatment, special benefits, documents, gifts or other consideration, other than of nominal value, as a result of the Insider’s association with a Business Associate or the Company, except those usual and normal benefits provided by a Business Associate or the Company.

FTI CONSULTING	Page 3

5.	Conflicts of Interest

(a)	Insiders shall maintain integrity and independence of judgment in the conduct of the Company’s business, avoid activity or personal interests that create, or appear to create, a conflict between his or her interests and the interests of the Company.

(b)	Conflicts of interest arise any time an Insider has a duty or interest that may conflict with the proper and impartial fulfillment of the Insider’s duties, responsibilities or obligations to the Company, and include, but are not limited to: (1) making an investment that may affect his or her business decisions, (2) owning a controlling financial interest in, or, being employed by, an entity that competes with the Company, (3) owning a meaningful financial interest in, or being employed by, an entity that does, or seeks, business with the Company, (4) making a material decision on a matter where a person’s self-interests call the decision into question, or (5) being employed by or accepting compensation from a person as a result of business activity or prospective business activity affecting the Company.

(c)	An Insider who becomes aware of a personal interest that is, or may be viewed as, in conflict with him or her should promptly present the situation and the nature of the possible conflict to the Compliance Officer. A director that becomes aware of a conflict should bring the matter to the attention of the Chairman, unless disqualified, and if so to the Board of Directors.

(d)	No Insider or Family Member shall personally benefit, directly or indirectly from any Company purchase or sale, or derive any other personal gain from any other Company activity, except when the transaction has been fully disclosed and approved in writing.

(e)	No Insider or Family Member shall have meaningful personal or financial interests in any Business Associate or competitor of the Company, without written consent. For such purposes, holding 5% or less of the shares of a Business Associate or competitor whose shares are publicly traded is not “meaningful.”

(f)	No Insider shall hold any position with, including as a member of the board of directors or other governing body, or perform services for, a Business Associate or a competitor of the Company, without written consent.

(g)	No Insider shall provide services to business enterprises which could reasonably be deemed to adversely affect the performance of his or her work for the Company or which might jeopardize the Company’s interests, including serving as a director, officer, consultant or advisor of another business, without written consent.

(h)	No Insider shall direct, or seek to direct, Company business with any business enterprise in which the Insider or his or her Family Member has a meaningful ownership position or serves in a leadership capacity, without written consent.

FTI CONSULTING	Page 4

(i)	Insiders and Family Members shall comply with the terms of the Company’s “Policy on Conflicts of Interest.”

6.	Inside Information

a)	Securities laws and regulations prohibit the use of Material Inside Information when purchasing, selling or recommending securities.

b)	Insiders and Family Members are prohibited from insider trading (trading securities when in possession of material, Non-public Information) or tipping (passing such information on to someone who may buy or sell securities).

c)	This prohibition on insider trading applies to Company securities and the securities of Business Associates if such person learns Material Inside Information about them as a result of his or her position with the Company.

d)	If an Insider leaves the Company, he or she must maintain the confidentiality of all Material Inside Information until it has been disclosed to the public. If there is a question as to whether such information is material or has been disclosed to the public, the Compliance Officer must be contacted to make a determination.

7.	Prohibition Against Unfair Dealing

No Insider shall knowingly take advantage of corporate opportunities for personal benefit or act inconsistently with Insider’s obligations to Business Associates and employees. Each Insider shall make an effort to deal fairly with the Company’s Business Associates, competitors and employees and shall not take unfair advantage of such parties through manipulation, concealment, abuse of privileged information obtained as a result of the Insider’s position with the Company, misrepresentation of material facts or any other practice involving unfair dealing.

8.	Guarding Corporate Assets

Insiders have a duty to safeguard the Company’s assets, including its physical premises and equipment, records, customer information and the Company’s trademarks, trade secrets and other intellectual property. The Company’s assets shall be used for the Company’s business only. Without specific authorization, no Insider or Family Member may take, loan, sell, damage or dispose of the Company’s property or use, or allow others to use, the Company’s property for any non-Company purposes.

FTI CONSULTING	Page 5

9.	Corporate Books and Records

(a)	Insiders must ensure that all Company documents are completed accurately, truthfully, in a timely manner and properly authorized.

(b)	Financial activities and transactions must be recorded in compliance with all applicable laws and accounting practices and in accordance with the generally accepted accounting principles designated by the Company. The making of false or misleading entries, records or documentation is strictly prohibited.

(c)	Insiders shall not create false or misleading reports under the Company’s name, use established accounts for any purpose other than as described by their documentation, and no undisclosed funds or assets may be established.

(d)	Insiders may not take any action to defraud, influence, coerce, manipulate or mislead another employee, officer, director, outside auditor or lawyer for the Company to render the books, records or financial statements of the Company incorrect or misleading.

(e)	Errors, or possible errors or misstatements in the Company’s books and records must be brought to the attention of the Compliance Officer promptly upon discovery thereof. The Compliance Officer shall promptly inform the Authorized Officers of any such error or misstatement.

(f)	Insiders shall cooperate fully with the Company’s internal and external auditors and shall not impede or interfere with the financial statement audit process.

10.	Document Retention

(a)	The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. Insiders shall comply fully with the Company’s policies regarding the retention and preservation of records, including those set forth in the Company’s Whistleblower Policy. Under no circumstances may Company records be destroyed selectively or maintained outside the Company’s premises or designated storage facilities or in contravention of the Company’s policies.

(b)	If the existence, threat or possibility of a subpoena or impending government investigation becomes known to an Insider, he or she must immediately contact the Compliance Officer and retain all records and documents that may be responsive to a subpoena or pertain to an investigation. Questions regarding the relevance of a record or document to an investigation or whether the document is responsive to a subpoena should be directed to the Compliance Officer before any record or document is destroyed. Insiders shall strictly adhere to the directions of the Compliance Officer in handling records or documents.

FTI CONSULTING	Page 6

11.	Compliance with Internal Controls and Disclosure Controls

(a)	The Company adopted a system of internal controls that Insiders must strictly adhere to in providing financial and business information within the Company. Insiders shall promptly report to the Compliance Officer: (i) actual or suspected breaches or violations of internal controls that come to the attention of the Insider, and (ii) actual or suspected fraudulent or questionable transactions or events known to the Insider, which include, but are not limited to: embezzlement, forgery or alteration of checks and other documents, theft, misappropriation or conversion to personal use of the Company’s assets, and falsification of records.
(b)	The Company has adopted a system of disclosure controls to assure that all information regarding the business and prospects of the Company is brought to the attention of the Company’s officers. The accuracy and timeliness of compliance is critical to this system of disclosure controls and necessary to enable those officers to provide the financial statement and periodic report certifications required by federal law.
(c)	Insiders shall strictly adhere to the system of disclosure controls, including the internal reporting responsibilities assigned to him or her by the Company. Insiders should inform the Compliance Officer of any changes that they believe may improve the Company’s system of internal controls.
(d)	Each Insider shall promptly report in accordance with Company policy any significant event or occurrence (whether positive or negative) that arises in the course of the Insider’s duties and responsibilities. Events or occurrences include those that affect or may affect the Company or its Business Associates, competitors or industry. General economic conditions need not be reported.
(e)	Insiders shall be candid in discussing matters concerning internal controls and business disclosures with the Company’s management, internal auditors, outside auditors, outside counsel and directors. Factual information is important, and opinions and observations are strongly encouraged.

12.	Implementation of the Policy

While each Insider is individually responsible for compliance with the Policy, he or she does not do so in a vacuum. The Company has the resources, people and processes in place to answer questions and guide Insiders through difficult decisions.

(a)	Reporting Violations. If an Insider knows of or suspects a violation of law, regulations, this Policy, or any of the Company’s other policies, he or she must immediately report that information to the Company’s Compliance Officer, General Counsel or to the Company’s Hotline. Insiders who report an actual or suspected violation shall not be subject to retaliation.

FTI CONSULTING	Page 7

(b)	The Company’s Hotline. The Company has a 24-hour hotline which can be used to report actual or suspected violations of applicable law or regulations, this or any other Company policy, including theft of Company property or other business abuse. To the extent possible, all calls will be kept confidential.

(c)	Investigations of Violations. To the extent possible, violations will be promptly investigated and treated confidentially. Those reporting violations should not conduct preliminary investigations of his or her own, as investigations of alleged violations may involve complex legal issues and no one should compromise the integrity of an investigation and adversely affect themselves and the Company.

13.	Enforcement

The Compliance Officer will take the action he or she deems appropriate with respect to any Insider or Family Member who violates this Policy, and will inform the Board Of Directors of all material violations. Any alleged violation by the Compliance Officer will be presented promptly to the Chief Executive Officer and the Audit Committee of the Board for consideration and such action as the Audit Committee, in its sole judgment, deems warranted. The Compliance Officer will keep records of all reports created and actions taken under this Policy, and all records will be maintained in a manner and for the periods required under applicable federal and state law.

14.	Condition of Employment or Service

Insiders shall conduct themselves in the best interests of the Company, and compliance with this Policy is to be a condition of continued employment and conduct not in accordance with this Policy shall constitute grounds for disciplinary action, including termination of employment.

This Policy is not an employment contract nor is it intended to be an all inclusive policy statement on the part of the Company, which reserves the right to provide the final interpretation of the policies contained herein and revise those policies as deemed necessary or appropriate.

15.	Amendments and Waivers of the Policy

(a)	Waivers of the Policy for directors or executive officers may only be made by the Board of Directors or a committee of the Board that is granted such authority.

(b)	The Company shall promptly disclose on either Form 8-K within five business days or on the Company’s website (if the Company has previously informed investors in its annual report on Form 10-K that it will make such disclosure on its website) (a) the nature of any amendment to the Policy that applies to the Company’s principal executive officer,

FTI CONSULTING	Page 8

principal financial officer, principal accounting officer or controller, or persons performing similar functions and (b) the nature of any waiver, including an implicit waiver, from a provision of the Policy granted by the Company to a director or executive officer, including those officers listed above, the name of the person to whom the Company granted the waiver and the date of the waiver.

FTI CONSULTING	Page 9